UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
October 2, 2009
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 2, 2009, Finisar Corporation, a Delaware corporation, and its subsidiaries (collectively, “Finisar”), entered into a series of agreements with Wells Fargo Foothill LLC, a subsidiary of Wells Fargo & Company, to establish a new senior secured revolving credit facility (the “Credit Facility”) to finance working capital and to refinance existing indebtedness, including the repurchase of a portion of the Company’s outstanding convertible notes due October 2010.
     The Credit Facility provides for a $70 million revolving line of credit and includes a $10 million letter of credit sub-facility. Borrowings under the Credit Facility will bear interest at rates based on the prime rate and LIBOR plus variable margins, under which applicable interest rates currently range from 5.75% to 6.25% per annum. Borrowings will be guaranteed by Finisar’s U.S. subsidiaries, and are secured by substantially all of the assets of Finisar and its U.S. subsidiaries, including a pledge of the capital stock holdings of Finisar in its subsidiaries. The maturity date of the Credit Facility is scheduled to be October 2, 2013; however, if Finisar does not repay or refinance its currently outstanding convertible subordinated notes on or prior to August 12, 2010, the maturity date of the Credit Facility will be August 12, 2010.
     The Company’s ability to borrow under the Credit Facility is tied to the value of its eligible accounts receivable and certain assets located in the United States. The Credit Facility also contains both affirmative and negative covenants, including covenants that limit or restrict Finisar’s ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, change its fiscal year or its method of accounting, make investments and enter into certain transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type. The Credit Facility also contains financial covenants that require Finisar to maintain a specified fixed charge coverage ratio and a specified amount of excess liquidity.
     The Company’s obligations under the Credit Facility may be accelerated upon the occurrence of an event of default under the Credit Facility documentation, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to material indebtedness, bankruptcy and insolvency related defaults, defaults relating to such matters as certain judgments in excess of $500,000, loss of perfected lien status and the occurrence of a change of control.
     The Credit Facility remains subject to various closing conditions for the initial advance. These conditions are expected to be satisfied, and the initial advance is expected to take place, by the end of October 2009. Once in place, the Credit Facility will replace Finisar’s existing $45 million credit facility with another bank.
     Prior to the closing of the transactions contemplated by the Credit Facility, there were no material relationships between Finisar and Wells Fargo Foothill or any related parties or affiliates of Wells Fargo & Company.
     A copy of the press release announcing the Credit Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Reference is made to Item 1.01 of this report regarding the Credit Facility.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Finisar Corporation dated October 5, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 6, 2009

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Finisar Corporation dated October 5, 2009